EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements and related notes present the historical consolidated financial statements of Unrivaled Brands (the “Company”), formerly Terra Tech Corp., and UMBRLA, Inc. (“UMBRLA”) as if completion of the acquisition had occurred on the dates specified below.

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the estimated effects of the acquisition.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 is based on the individual unaudited historical consolidated balance sheets of the Company and UMBRLA as of the transaction had occurred on March 31, 2021.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2020 combines the historical individual results of operations for the Company and UMBRLA for the year ended December 31, 2020 and has been prepared to reflect the transaction as if it occurred on January 1, 2020.

The unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2021 combines the historical unaudited results of operations for the Company and UMBRLA for the three months ended March 31, 2021 and has been prepared to reflect the transaction as if it occurred on January 1, 2021.

Other than as disclosed in the notes thereto, the unaudited pro forma combined financial statements do not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial statements.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the acquisition and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of December 31, 2020 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable but is not required to finalize for one year from the closing date of the transaction.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s consolidated financial statements and related notes. The Company’s financial statements and notes are included in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2021.

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UNRIVALED BRANDS (FORMERLY TERRA TECH CORP.) AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share data)

	Unrivaled Brands (formerly Terra Tech Corp.) (as reported)	UMBRLA, Inc.	Pro Forma Adjustments		Pro Forma Combined
Total revenues	$ 5,112	$ 11,453	$ -		$ 16,565
Cost of goods sold	2,680	9,361	-		12,041
Gross profit	2,432	2,092	-		4,524
Selling, general and administrative expenses	14,138	2,852	509	(b)	17,499
Loss from operations	(11,706)	(760)	(509)		(12,975)
Other income / (expense)					
Interest expense, net	(400)	(549)	-		(949)
Unrealized gain/(loss) on investments	6,212	-	-		6,212
Loss on extinguishment of debt	(6,161)	-	-		(6,161)
Other income / (loss)	345	3,037	-		3,382
Total other income / (expense)	(4)	2,488	-		2,484
Income / (loss) from continuing operations	(11,710)	1,728	(509)		(10,491)
Income / (loss) from discontinued operations, net of tax	14	-	-		14
NET INCOME / (LOSS)	$ (11,696)	$ 1,728	$ (509)		$ (10,477)
Less: Income / (Loss) attributable to non-controlling interest from continuing operations	382	-	-		382
NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$ (12,078)	1,728	(509)		(10,859)
Income / (Loss) from continuing operations per common share attributable to Terra Tech Corp. common stockholders – basic and diluted	$ (0.05)				$ (0.02)
Net Loss per common share attributable to Terra Tech Corp. common stockholders – basic and diluted	$ (0.05)				$ (0.02)
Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	237,752,273				453,433,593

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Note 1 – Unaudited Pro Forma Condensed Combined Balance Sheet

Consideration for the acquisition of UMBRLA consisted of 215,197,455 unregistered shares of the Company’s common stock and assumption of all of UMBRLA’s warrants and stock options vested and outstanding as of the acquisition date. Based on the closing stock price on July 1, 2021, the fair value of the consideration paid was $80.33 million. The preliminary purchase price allocation is as follows:

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of March 31, 2021 to reflect the acquisition adjustments related to the transaction:

(a)    The preliminary estimated fair value of goodwill and intangible assets reflects the preliminary purchase price allocation.

(b)    Intercompany balances have been eliminated.

Note 2 – Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments have been made to the accompanying unaudited pro forma combined statement of operations to reflect the impact of the transaction on the on the twelve-month period ended December 31, 2020 and the three-month period ended March 31, 2021:

(c)    Amortization expense has been adjusted for definite-lived intangible assets acquired.

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